UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2010

Hasbro, Inc.

(Exact name of registrant as specified in its charter)

Rhode Island	1-6682	05-0155090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1027 Newport Ave., Pawtucket, Rhode Island	02862
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (401) 431-8697

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors;

                 Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2010, Hasbro, Inc. (“Hasbro” or the “Company”) announced that Barbara Finigan had been promoted to Senior Vice President, Chief Legal Officer and Secretary of the Company effective immediately.  Ms. Finigan, age 49, replaces Barry Nagler, who is retiring as Senior Vice President, Chief Legal Officer and Secretary.

A 19-year veteran of Hasbro, Ms. Finigan has represented the Company in a wide range of commercial transactions, litigation and regulatory matters.  During her tenure she helped establish Hasbro’s employment, product safety and compliance practices as she assumed more responsibility in the Global Legal function.  Prior to her appointment as Chief Legal Officer, Ms. Finigan served most recently as Vice President of Litigation, Employment and Compliance.

A copy of the December 9, 2010 press release, announcing the promotion of Ms. Finigan and the retirement of Mr. Nagler is attached to this report as Exhibit 99.

Mr. Nagler will remain an employee of the Company through February 25, 2011 (his “Retirement Date”).  During this transition period, Mr. Nagler will continue to receive his salary and benefits, including vesting under his equity grants.  Following his Retirement Date, Mr. Nagler’s salary, insurance coverage and medical and dental benefits will be extended through December 31, 2011.  Outstanding contingent stock performance awards held by Mr. Nagler as of his Retirement Date will remain outstanding during the remainder of their performance periods.  A pro-rated portion of any amounts which would otherwise be earned under such awards at the end of the applicable performance periods will be paid to Mr. Nagler at the end of the performance periods, with the pro-ration reflecting the portion of the performance periods which had elapsed as of Mr. Nagler’s Retirement Date.  The Company is also accelerating the vesting of the next tranche of the stock option granted to Mr. Nagler on May 21, 2009.  This tranche for 24,602 shares was scheduled to vest on May 21, 2011, and will become vested as of Mr. Nagler’s Retirement Date.

Item 9.01  Financial Statements and Exhibits.

(c)

Exhibits

99

Press Release dated December 9, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HASBRO, INC.

	By:	/s/ Deborah Thomas
	Name:	Deborah Thomas
	Title:	Chief Financial Officer (Duly Authorized Officer)
Date: December 14, 2010

EXHIBIT INDEX

Exhibit No.	Description
99	Press Release, dated December 9, 2010, of Hasbro, Inc.